UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FDP Series, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FDP SERIES, INC.

Franklin Templeton Total Return FDP Fund

Invesco Value FDP Fund

Marsico Growth FDP Fund

MFS Research International FDP Fund

Upcoming changes require mutual fund shareholders within the Funds Diversified Portfolios®—Multi-Firm (FDP®—Multi-Firm), to vote their proxies.

You are cordially invited to attend the Special Meeting. You are cordially invited to attend a joint special meeting of shareholders of the Franklin Templeton Total Return FDP Fund, the Invesco Value FDP Fund, the Marsico Growth FDP Fund (the “Growth Fund”), and the MFS Research International FDP Fund (collectively, the “Funds,” and each, a “Fund”) each a series of FDP Series, Inc. (the “Corporation”) to be held on July 17, 2015 at 3:00 p.m., Eastern time, at the offices of BlackRock Advisors, LLC, 1 University Square Drive, Princeton, New Jersey 08540 (the “Special Meeting”).

At the Special Meeting, shareholders of the Funds will be asked to vote on one or both of the proposals discussed in the enclosed proxy statement (each, a “Proposal”).

The Board of Directors of the Corporation has approved and recommends that you vote “FOR” each Proposal. The Board of Directors of the Corporation has unanimously determined that each Proposal is in the best interests of the Corporation and each Fund, as applicable, and urges you to vote in favor of the Proposals. We encourage you to carefully review the enclosed materials, which explain these Proposals in more detail.

As a shareholder, your vote is important, and we hope that you will respond to ensure that your shares will be represented at the Special Meeting.

You may vote in one of the following ways, following the instructions on your proxy card or voting instruction form(s):

•	By touch-tone telephone: 800-690-6903;

•	By internet: www.proxyvote.com or Merrill Lynch Online (MLOL), if applicable;

•	By returning the enclosed proxy card or voting instruction form(s) in the postage-paid envelope; or

•	In person at the Special Meeting.

If you do not vote using one of these methods, you may be called by Computershare Fund Services, our proxy solicitor, to vote over the phone.

Your vote is important regardless of the size of your holdings. Please vote today.

The Proposals

Q: Why is a Shareholder meeting being held?

The Board of Directors (the “Board”) of the Corporation has called a joint special meeting of shareholders of each of the Funds to be held on July 17, 2015, or any adjournments or postponements thereof. At the “Special Meeting”, shareholders of the Funds will be asked to vote on one or both of the Proposals discussed in the enclosed proxy statement.

Q: What proposals am I being asked to vote on?

Shareholders are being asked to vote on one or both of the following Proposals:

Proposal 1: Shareholders of each Fund are being asked to approve the use of a manager of managers structure for their respective Fund, whereby BlackRock Advisors, LLC (“BlackRock”), each Fund’s investment adviser, will be able to hire and replace subadvisers and materially amend subadvisory agreements for a Fund, subject to the prior approval of the Board, but without shareholder approval.

Proposal 2: Shareholders of the Growth Fund are being asked to approve a new subadvisory agreement (the “New Subadvisory Agreement”) between BlackRock and Janus Capital Management LLC (“Janus”) with respect to the Growth Fund.

Q: How does the Board recommend that I vote?

After careful consideration, the Board, including the Independent Directors, recommends that shareholders vote “FOR” each Proposal, as applicable.

Q: I am a small investor. Does my vote matter?

Your vote makes a difference. If many shareholders like you fail to vote, your Fund may not receive enough votes to hold the Special Meeting. If this happens, we will need to solicit votes again or take other action pursuant to the direction of the Board.

Q: Who is paying for the preparation, printing and mailing of the proxy statement and the solicitation of proxies?

It is anticipated that the total expenses of preparing, printing and mailing the proxy statement, and soliciting and tabulating proxies will be approximately $621,000, which will be paid by the Funds. These expenses will be allocated among the Funds on the basis of their respective net assets, except when direct expenses can reasonably be attributed to one or more particular Funds.

Q. How do I vote my shares?

You may vote in one of the following ways:

•	By touch-tone telephone: 800-690-6903;

•	By internet: www.proxyvote.com or Merrill Lynch Online (MLOL), if applicable;

•	By returning the enclosed proxy card in the postage-paid envelope; or

•	In person at the Special Meeting.

If you do not vote using one of these methods, you may be called by Computershare Fund Services, our proxy solicitor, to vote over the phone.

Q: Who do I call if I have questions?

If you need more information, or have any questions about voting, please call the Funds’ proxy solicitor, Computershare Fund Services, toll free at 866-704-4427.

©2015 BlackRock, Inc. All Rights Reserved.

BLACKROCK is a registered trademark of BlackRock, Inc. or its subsidiaries in the United States and elsewhere. FUNDS DIVERSIFIED PORTFOLIOS and FDP are registered service marks of Merrill Lynch & Co., Inc. All other trademarks are the property of their respective owners.

Prepared by BlackRock Investments, LLC, member of FINRA.